AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (the “Amendment”), dated as of July 9, 2007, to the Agreement and Plan of Merger, dated as of February 9, 2007 (the “Agreement”), by and among AREP Car Holdings Corp., a Delaware corporation (“Parent”), AREP Car Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Lear Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Section 7.5 of the Agreement provides that the Agreement may be amended in a writing signed on behalf of Parent, Merger Sub and the Company; and

WHEREAS, Parent, Merger Sub and the Company desire to amend the Agreement as provided herein.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions; References.  Unless otherwise specifically defined herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Agreement. Each reference to “hereof,” “hereunder,” “hereby,” “herein,” and “this Agreement” shall, from and after the date of this Amendment, refer to the Agreement, as amended by this Amendment.

ARTICLE 2
AMENDMENT TO AGREEMENT

Section 2.01.  Amendment to Section 1.6.  Section 1.6 of the Agreement is amended by deleting “$36, without interest” and replacing such amount with “$37.25, without interest”. All references in the Agreement to the “Merger Consideration” shall refer to “$37.25, without interest”.

Section 2.02.  Amendment to Section 5.4.  Section 5.4 of the Agreement is further amended by adding the following at the end thereof:

“If the Requisite Stockholder Vote approving the Agreement shall not have been obtained prior to 5:00 p.m., Eastern Time, on July 16, 2007, then the Company shall, within three Business Days thereafter, (x) pay to Parent an amount in cash equal to $12,500,000 (the “Section 5.4 Payment”), which amount shall be paid by wire transfer of immediately available funds to the account or accounts designated by Parent, and (y) issue to Parent 335,570 Shares (the “Section 5.4 Issuance”) (which the Company agrees shall be authorized for listing on the New York Stock Exchange as soon as practicable, but in any event within five Business days after July 16, 2007). Notwithstanding the foregoing, the Company shall not be required to make the Section 5.4 Payment or the Section 5.4 Issuance if Parent and Merger Sub are in material breach prior to the Special Meeting of any of their representations or warranties contained in this Agreement or any of their covenants or agreements contained in this Agreement to be performed by them prior to the Special Meeting, and as a result thereof the conditions contained in Section 6.3(a) or 6.3(b) are not satisfied or those that are to be satisfied at Closing are incapable of being satisfied, unless the Company is in material breach prior to the Special Meeting of any of its representations or warranties contained in this Agreement or any of its covenants and agreements to be performed by it prior to the Special Meeting, and as a result thereof the conditions contained in Section 6.2(a) or 6.2(b) are not satisfied or those that are to be satisfied at Closing are incapable of being satisfied. Prior to the execution of this Amendment, the Share ownership limitation under the waiver of Section 203 of the Corporation Law granted by the Company and reflected in the Stock

Purchase Agreement (the “Section 203 Limitation”) has been increased from 24% to 24.5%, as reflected in the amendment to the Stock Purchase Agreement (the “SPA Amendment”) entered into by the Company and Parent on the date hereof. Immediately prior to the Section 5.4 Issuance, the Section 203 Limitation shall be increased from 24.5% to 27%, as reflected in the SPA Amendment. The increase of the Section 203 Limitation from 24% to 27% is referred to herein as the “Section 203 Increase”. Without limiting the effect of the waiver granted under the terms of the Stock Purchase Agreement, such waiver shall also inure to the full benefit of Parent and its Affiliates. Within thirty (30) days after the issuance of the Shares to Parent pursuant to this Section 5.4, the Company shall file a registration statement to register under the Securities Act the Shares issued to Parent pursuant to this Section 5.4 pursuant to and in accordance with the terms of the Registration Rights Agreement entered into by the Company and Parent on the date hereof.”

Section 2.03.  Amendment of Section 7.1(d).  Section 7.1(d) of the Agreement is amended and restated in its entirety as follows:

“this Agreement and the Merger will be terminated and abandoned automatically without any further action on the part of the Company, Parent or Merger Sub, (I) if the Requisite Stockholder Vote approving the Agreement shall not have been obtained prior to 5:00 p.m., Eastern Time, on July 16, 2007; or (II) if after the date hereof, any court or agency of competent jurisdiction issues an order, injunction, decree or ruling (in each case, whether temporary, preliminary or permanent) restraining, restricting, enjoining or otherwise prohibiting or effectively preventing: (i) either or both or any part of the Section 5.4 Payment, the Section 5.4 Issuance or the Section 203 Increase; (ii) the holding of the Special Meeting on or prior to July 16, 2007 or the vote of the Stockholders on the Merger on or prior to July 16, 2007; or (iii) any other aspect of the Merger, this Agreement or the transactions contemplated herein (any of the foregoing, an “Injunction”), any such termination pursuant to this Section 7.1(d)(II) to be effective upon the earlier to occur of (A) twenty-four (24) hours after the issuance of the Injunction or (B) immediately prior to the commencement of the Special Meeting.”

For the avoidance of doubt, and without limiting or restricting any of the other rights of Parent under this Agreement, in the event that the Agreement shall have been terminated pursuant to Section 7.1(d), then Parent shall (i) be entitled to all of its rights under Section 5.4 hereof (including, without limitation, the Section 5.4 Payment, the Section 5.4 Issuance and the Section 203 Increase), all of which shall survive termination, and (ii) continue to be entitled to all of its other rights hereunder which by the terms of this Agreement survive such termination (including, but not limited, to its rights under Section 7.4(b)(i)(A) hereof).

Parent hereby agrees that the Company shall adjourn the Special Meeting to July 16, 2007.

Section 2.05.  Amendment to Section 7.3.  Section 7.3 of the Agreement is amended and restated in its entirety as follows:

“Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.1, this Agreement, except for the provisions of Sections 5.3(b), 5.4, 7.2, 7.3, 7.4 and Article VIII and the cost reimbursement and indemnity provisions of Sections 5.11, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, stockholders or Affiliates.”

Section 2.06.  Amendment to Section 7.4(b)(i)(A).  Section 7.4(b)(i)(A) of the Agreement is amended and restated in its entirety as follows:

“this Agreement is terminated pursuant to Section 7.1(d), and the Company (I) enters into a definitive agreement with respect to an Acquisition Proposal within 12 months after the termination of this Agreement and such transaction is completed and (II) such Acquisition Proposal has received approval, if required by applicable Law, by the affirmative vote or consent of the holders of a majority of the outstanding Shares within such twelve month period, or”

Section 2.07.  Amendment to Section 7.4(d).  Section 7.4(d) of the Agreement is amended and restated in its entirety as follows:

“ “Superior Fee” means an amount in cash equal to (i) $85,225,000, plus (ii) an amount equal to the lesser of (A) the sum of Parent’s and Merger Sub’s reasonably documented Expenses and (B) $15,000,000, which Superior Fee shall be paid (when due and owing) by wire transfer of immediately available funds to the account or accounts designated by Parent; provided, that the amount of the Superior Fee payable by the Company to Parent pursuant to Section 7.4(b)(i)(A) shall be reduced to the extent of any Section 5.4 Payment actually made or Section 5.4 Issuance actually issued (for purposes of calculating any such payments made by the Company, the Section 5.4 Issuance shall be deemed to have a value of $12,500,000).”

Section 2.08.  Additional Representations and Warranties of the Company.  The Company hereby represents and warrants to Merger Sub and Parent as follows:

(a) Authority Relative to Amendment.  The Company has all necessary corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder. The execution and delivery of this Amendment by the Company have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Amendment. This Amendment (including without limitation, the Section 203 Increase) has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merger Sub and Parent, this Amendment constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles).

Section 2.09  Additional Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

(a) Authority Relative to Amendment.  Parent and Merger Sub have all necessary power and authority to execute and deliver this Amendment, to perform their respective obligations hereunder. The execution and delivery of this Amendment by Parent and Merger Sub have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Amendment. This Amendment has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, this Amendment constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

ARTICLE 3
MISCELLANEOUS

Section 3.01.  No Further Amendment.  Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed and all of the terms and conditions and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein.

Section 3.02.  Effect of Amendment.  This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby.

Section 3.03.  Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without giving effect to choice of law principles thereof that would result in the application of the Laws of another jurisdiction).

Section 3.04.  Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

[Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, Merger Sub, Parent, and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

AREP CAR HOLDINGS CORP.

By:	/s/ Andrew Skobe
Name: Andrew Skobe

Title:	Chief Financial Officer

AREP CAR ACQUISITION CORP.

By:	/s/ Andrew Skobe
Name: Andrew Skobe

Title:	Chief Financial Officer

LEAR CORPORATION

By:	/s/ Daniel A. Ninivaggi
Name: Daniel A. Ninivaggi

Title:	Executive Vice President, General Counsel and Chief Administrative Officer

Signature Page to
Amendment No. 1
to Agreement and Plan of Merger

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